EXHIBIT 23.1




                CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
General Mills, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of General Mills, Inc., of our reports that appear and are incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended May 28, 1995 and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report covering the basic consolidated financial statements refers to changes in the method of accounting for certain investments in debt and equity securities in fiscal 1995 and postemployment benefits and income taxes in fiscal 1994.




                               /s/ KPMG Peat Marwick LLP



Minneapolis, Minnesota
February 6, 1996